AMENDMENT NO. 1 TO
SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

This amendment, dated January 1, 2014, by and among Neuberger Berman Management LLC (“Manager”), NB Alternative Investment Management LLC, (“Adviser” and together with the Manager, the “NB Parties”) and Visium Asset Management, L.P. (“Sub-Adviser”), is made to the Sub-Advisory Agreement dated May 15, 2012 (the “Agreement”). Terms defined in the Agreement used herein as therein defined.

WHEREAS, the parties desire to amend the Agreement for purposes of changing the rate of compensation.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	Schedule B of the Agreement is hereby deleted in its entirety and replaced with the new Schedule B attached hereto.

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

VISIUM ASSET MANAGEMENT, L.P.	NEUBERGER BERMAN MANAGEMENT LLC

By: /s/ Mark Gottlieb	By: /s/ Robert Conti
Name: Mark Gottlieb	Name: Robert Conti
Title: Authorized Signatory	Title: President

NB ALTERNATIVE INVESTMENT
MANAGEMENT LLC

By:       /s/ Tia Lowe
Name: Tia Lowe
Title:  Chief Operating Officer

SUB-ADVISORY AGREEMENT

NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE B

RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS ALLOCATED TO THE SUBADVISER
Neuberger Berman Absolute Return Multi-Manager Fund

       Date: January 1, 2014